Exhibit 99.1

Arrow Electronics Announces Share Repurchase Program

-- Repurchase Program to Offset Dilution from Equity-Based Compensation Plans --

MELVILLE, N.Y.--(BUSINESS WIRE)--February 28, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced today the approval by the company’s Board of Directors of the repurchase of $50 million of common stock through a share repurchase program. The company expects to repurchase shares to offset the dilution from the common stock issued in accordance with equity-based compensation plans.

This action will permit the company to repurchase shares of its common stock as market and business conditions warrant. The program can be terminated at any time. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, Corporate Communications